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                                                                     Exhibit 4.6


THIS DOCUMENT HAS BEEN TRANSLATED TO ENGLISH TO COMPLY WITH RULE 403(C) UNDER THE SECURITIES ACT THE ORIGINAL DOCUMENT WHICH DEFINES THE RIGHTS OF THE SECURITY HOLDER IS WRITTEN IN GERMAN.

                          PERMANENT GLOBAL CERTIFICATE

                                 UBS AG, Zurich

                  This Permanent Global Certificate represents

                     - "BLOC"-CERTIFICATES (BUY-LOW-OR-CASH)

                             on registered shares of

                                        -

                                       (-)

UBS AG, ZURICH, acting through its business group UBS Warburg acknowledges to deliver Shares or to pay on - an amount in CHF to the co-owners of this Permanent Global Certificate, which represents - "BLOC"-CERTIFICATES ON REGISTERED SHARES OF -, in accordance with the applicable terms and conditions of the "BLOC"-CERTIFICATES as follows:

Depending on whether the Closing Price is above or below the Cap Level, the Holder of - "BLOC"-Certificate receives either (a) a cash settlement in CHF through UBS Warburg or (b) has the option for either a physical settlement or a cash settlement:

a)    CLOSING PRICE GREATER THAN OR EQUAL CAP LEVEL: -

      - "BLOC"-Certificate entitles the Holder to a cash payment in CHF, if the Closing Price of the Share is at or above the Cap Level on the Expiration Date. The cash payment corresponds to the difference between the Exercise Price and the Cap Level.

b)    CLOSING PRICE < CAP LEVEL:

      - "BLOC"-Certificate entitles the Holder to choose at his sole discretion between the delivery of one Share or a cash settlement. A Holder opting for the cash settlement has to give written notice to any UBS AG Branch in Switzerland by 12.00 noon (Zurich time) not later than TEN BUSINESS DAYS before the Expiration Date. In such case, the cash settlement corresponds to the Closing Price of the Shares at Expiration. Without notice from the Holder, delivery of the Share will take place."

CAP LEVEL:                -
EXERCISE PRICE:           -
EXPIRATION DATE:          -
STRIKE PRICE:             -
"HOLDER"                  means the person entitled to the rights conferred by
                          "BLOC"-Certificates

"SHARE" and/or "SHARES"   means the REGISTERED SHARES of -

During the whole life of the "BLOC"-Certificates the Permanent Global Certificate will be deposited with SIS SEGAINTERSETTLE AG or with any other collective safekeeping organization approved by the Swiss Admission Board and the SWX Swiss Exchange.

A co-ownership quota in the Permanent Global Certificate is allocated to the Holders during the lifetime of the "BLOC"-Certificates, the Permanent Global Certificate will be delivered exclusively and solely in favour of UBS AG, Zurich in order to be exchanged against effective "BLOC"-Certificates (printed "BLOC"-Certificates), WHEREBY FOR THE PRINTING OF DEFINITIVE "BLOC"-Certificates THE NUMBER OF OUTSTANDING "BLOC"-Certificates AS SHOWN IN THE BOOKS OF SIS SEGAINTERSETTLE AG WILL BE RELEVANT.

As long as this Permanent Global Certificate is not exchanged against printed "BLOC"-Certificates, the same Terms and Conditions which apply for the "BLOC"-Certificates are applicable.

Zurich, -
                                 UBS AG, Zurich

                           -                        -
                           Associate Director       Associate Director
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Security no.:  -
WKN:           -
ISIN no.:      -